Press Release For immediate release

Invesco Ltd. Announces November 30, 2022 Assets Under Management
Investor Relations Contacts: Media Relations Contact:	Greg Ketron Matt Seitz Graham Galt	404-724-4299 404-439-4853 404-439-3070

Atlanta, December 12, 2022(a) --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,437.9 billion, an increase of 5.7% versus previous month-end. The firm experienced net long-term inflows of $1.3 billion in the month. Non-management fee earning net inflows were $3.7 billion and money market net inflows were $8.0 billion. AUM was positively impacted by favorable market returns which increased AUM by $55 billion. FX increased AUM by $9.4 billion. Preliminary average total AUM for the quarter through November 30 were $1,375.5 billion, and preliminary average active AUM for the quarter through November 30 were $939.2 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2022(a)	$1,437.9	$676.8	$311.8	$67.3	$190.1	$191.9
October 31, 2022	$1,360.6	$626.5	$302.4	$62.4	$181.3	$188.0
September 30, 2022	$1,323.3	$597.5	$304.3	$63.6	$172.1	$185.8
August 31, 2022	$1,416.0	$666.2	$313.8	$69.2	$170.4	$196.4
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2022(a)	$976.1	$290.3	$270.2	$66.4	$190.1	$159.1
October 31, 2022	$930.4	$269.2	$262.2	$61.6	$181.3	$156.1
September 30, 2022	$914.1	$260.0	$264.7	$62.8	$172.1	$154.5
August 31, 2022	$963.5	$289.8	$273.4	$68.3	$170.4	$161.6
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

November 30, 2022(a)	$461.8	$386.5	$41.6	$0.9	$—	$32.8
October 31, 2022	$430.2	$357.3	$40.2	$0.8	$—	$31.9
September 30, 2022	$409.2	$337.5	$39.6	$0.8	$—	$31.3
August 31, 2022	$452.5	$376.4	$40.4	$0.9	$—	$34.8

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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